Exhibit 10.5

DIGITALGLOBE, INC.

2007 EMPLOYEE STOCK OPTION PLAN

____________________________

Form of Restricted Share Unit Award Agreement

for Non-U.S. Grantees

____________________________

You are hereby awarded the following grant of restricted share units (“RSUs” or the “Award”) with respect to the common stock of DigitalGlobe, Inc. (the “Company”), subject to the terms and conditions set forth in this Restricted Share Unit Award Agreement for Non-U.S. Grantees, including the country-specific terms set forth in the attached Appendix (the “Award Agreement”) and in the amended and restated DigitalGlobe, Inc. 2007 Employee Stock Option Plan (as amended, modified or supplemented, the “Plan”).  You should carefully review these documents, and consult with your personal financial advisor, before accepting this award.  This Award is conditioned on your timely electronic acceptance of this Award Agreement.

By accepting this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement  will be made by the Company’s Board of Directors or any Committee appointed by the Board of Directors (the “Committee”) to administer the Plan, and shall (in the absence of material and manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest.  Terms that begin with initial capital letters have the special meanings set forth in the Plan or in this Award Agreement (unless the context indicates otherwise).

1.         Specific Terms.  This Award shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Grantee’s ID#: %%EMPLOYEE_IDENTIFIER%%

Grantee’s Name: %%FIRST_NAME%% %%MIDDLE_NAME%% %%LAST_NAME%%

Award Number: %%OPTION_NUMBER%%

Award Type: Restricted Share Unit

Award Date: %%OPTION_DATE%%

Shares Granted: %%TOTAL_SHARES_GRANTED%%

Vesting Schedule:

%%VEST_TYPE_PERIOD1%-%

%%VEST_TYPE_PERIOD2%-%

%%VEST_TYPE_PERIOD3%-%

%%VEST_TYPE_PERIOD4%-%

%%VEST_TYPE_PERIOD5%-%

%%VEST_TYPE_PERIOD6%-%

%%VEST_TYPE_PERIOD7%-%

Exhibit 10.5

%%VEST_TYPE_PERIOD8%-%

%%VEST_TYPE_PERIOD9%-%

%%VEST_TYPE_PERIOD10%-%

2.         Termination of Continuous Service.  Subject to Section 4(b), if your Continuous Service with the Company or any of its Affiliate terminates for any reason prior to a Vesting Date, this Award shall terminate, all unvested RSUs shall be immediately and automatically forfeited without the transfer of any Shares to you, and you shall have no further rights with respect to the unvested RSUs.  Continuous Service terminates on the date you (i) cease active employment with or end the provision of active services to the Company or any Affiliate of the Company (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service contract, if any), or (ii) give or receive notice of the termination of your employment for any reason and either (a) are placed on garden leave pursuant to your contract of employment (if applicable) or, (b) cease to perform your duties and responsibilities during your notice period in accordance with your contract of employment prior to the applicable vest date.  In accordance with the Plan, the Committee shall have the exclusive discretion to determine whether Continuous Service has been interrupted in the case of any leave of absence approved by the Company of Affiliate (e.g, sick leave, military leave).

3.         Settlement of RSUs.  RSUs that vest pursuant to Section 1 (“Vested RSUs”) shall, subject to Section 13(b), be settled by the delivery to you or a designated brokerage firm of one Share per Vested RSU (or if so stated in the attached Appendix the cash equivalent of such Share per Vested RSU) as soon as practicable following the applicable Vesting Date and your satisfaction of applicable Tax-Related Items (defined below) withholding requirements.

4.         Change in Control.  If there is a Change in Control (and subject to you being in Continuous Service with the Company or its Affiliates as of the date of the Change in Control), notwithstanding any other provision of this Award Agreement or of any employment, severance protection or other agreement but subject to Section 13(b), all unvested RSUs shall be treated as follows:

(a)       If the RSUs are not continued, assumed or substituted by the successor of the Company (or an Affiliate of such successor company) that engages you immediately following the Change in Control, the RSUs shall fully vest upon the occurrence of the Change in Control.  For each such RSU, you shall receive the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the Change in Control.

(b)       If the RSUs are continued, assumed or substituted by the successor of the Company (or an Affiliate of such successor company) that engages you immediately following the Change in Control, the RSUs shall continue to vest on the applicable Vesting Date(s), subject to your continued Continuous Service through the applicable Vesting Date; provided, however, that if (i) your employment is terminated other than for Cause, or (ii) you are subject to an employment or severance protection agreement that provides severance benefits in the result you resign for Good Reason and you resign for Good Reason, in either case within twelve months (except to the extent otherwise specified in your employment, severance protection or other agreement) following the Change in Control, the

Exhibit 10.5

RSUs shall fully vest upon such termination or resignation and shall be settled as promptly as practicable following such termination.  “Good Reason” shall have the meaning specified in your unexpired employment agreement or severance protection agreement, if any.

For purposes hereof, the unvested RSUs shall be considered “assumed” if, following the Change in Control, the unvested RSUs confer the right to receive, for each Share subject to the unvested RSUs immediately prior to the Change in Control, (i) the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of common stock for each Share held on the effective date of the Change in Control, or (ii) common stock (or cash equivalent) of the successor to the Company of substantially equivalent economic value to the consideration received in the Change in Control by holders of Shares for each Share held on the effective date of the Change in Control (as determined by the Committee in its discretion).  The unvested RSUs will be considered “substituted for” if the successor or acquirer replaces the unvested RSUs with equity awards of substantially equivalent economic value measured as of the date the Change in Control occurs (as determined by the Committee in its sole discretion).

In all events, any action under this Section 4 shall comply with the applicable requirements of Section 409A of the Code (such that, for the avoidance of doubt, no action shall be taken by the Committee pursuant to this Section 4 that would violate the requirements of Section 409A of the Code).

5.         Rights as Shareholder.  You shall have no right to receive dividends or vote Shares until the Shares are delivered to you in settlement of Vested RSUs.

6.         Restrictions on Transfer. Without the prior written consent of the Committee and subject to Section 13(b), this Award Agreement and the RSUs may not be sold, pledged, hypothecated, disposed of or otherwise transferred, except that Shares may be transferred in accordance with applicable law following settlement of the RSUs.  If the Committee permits any transfer of this Award Agreement and the RSUs, any transferee shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

7.         Taxes.

(a)       By accepting this Award, you acknowledge that, regardless of any action taken by the Company or any of its Affiliates, you shall be solely and ultimately responsible for the satisfaction of any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), and that such responsibility may exceed the amount actually withheld by the Company or any Affiliate. You further acknowledge that the Company and/or any Affiliate: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the Award, the vesting of the RSUs, the issuance of Shares (or payment of a cash equivalent) in settlement of the RSUs, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or

Exhibit 10.5

achieve any particular tax result.  Further, if you have become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or any Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)       Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Committee to satisfy all withholding obligations of the Company and/or any of its Affiliates with respect to Tax-Related Items.  In this regard, you hereby authorize the Company, in its sole discretion and without any notice to or further authorization by you, to withhold from the Shares being distributed under this Award upon vesting, that number of whole Shares the value of which is equal to the aggregate withholding obligation for Tax-Related Items as determined by the Company but only up to the minimum legally-required Tax-Related Items withholdings.

In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, you authorize the Company and/or any Affiliate satisfy the aggregate withholding obligation for Tax-Related Items as the Company determines to be appropriate by (i)  sale, on the your behalf, a whole number of shares from those Shares issued to you, (ii) cash payment, (iii) withholding from the your wages or other cash compensation paid to you, or (iv) such other means as the Committee deems appropriate.

(c)       Depending on the withholding method, the Company or the Affiliate may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)       In the event that any payment or benefit received or to be received by you pursuant to the Plan or otherwise (collectively, the “Payments”) would result in a “parachute payment” as described in Section 280G of the Code (or any successor provision), notwithstanding the other provisions of this Award Agreement, the Plan, or any other agreement or arrangement (but subject to any contrary provisions of any separate unexpired employment or other agreement between you and the Company), such Payments shall not, in the aggregate, exceed the maximum amount that may be paid to you without triggering golden parachute penalties under Section 280G and related provisions of the Code, as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, they shall be cut back in the priority order designated by the Company. If an amount in excess of the limit set forth in this Section 7 is paid to you, you shall repay the excess amount to the Company on demand, with interest at the rate provided for in Code Section 1274(b)(2)(B) (or any successor provision). The Company and you agree to cooperate with each other in connection with any

Exhibit 10.5

administrative or judicial proceedings concerning the existence or amount of golden parachute penalties. The foregoing reduction, however, shall only apply if it increases the net amount you would realize from Payments, after payment of income and excise taxes on such Payments. This Award Agreement shall be construed and interpreted to comply with Section 409A of the Code so as to avoid any tax, penalty, or interest thereunder.

(e)        Finally, you shall pay to the Company or any Affiliate any amount of Tax-Related Items that the Company or any Affiliate may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of the Shares, if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Section 7.  You shall have no further rights with respect to any Shares that are retained by the Company or sold by the Company or its designated broker pursuant to this Section 6, and under no circumstances will the Company be required to issue any fractional Shares.

8.         Notices.    Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and generally shall be delivered electronically, personally, or by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records.  Any notice or communication required or permitted by any provision of this Award Agreement to be given by you must be in writing and delivered personally or by certified mail, return receipt requested, addressed to the Company’s Stock Plan Manager at its corporate headquarters.  Each party may, from time to time, by notice to the other party hereto, specify a new e-mail or address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is electronically or personally delivered or properly mailed.

9.         Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

10.       Modifications.  This Award Agreement may be modified or amended at any time, in accordance with Section 14 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Award Agreement (with such an effect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).  Notwithstanding the foregoing, the Committee may, however, take any action permitted by Section 12 of the Plan without your written consent.

11.        Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

12.        Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

Exhibit 10.5

13.        Plan Governs; Deferrals.

(a)       By accepting this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

(b)       If you are eligible to participate in the Company’s Deferred Compensation Plan, as amended from time to time (the “DCP”), and you timely make a deferral election under and in accordance with the DCP with respect to this Award, the portion of this Award covered by such deferral election shall also be subject to, and paid in accordance with, the DCP.

14.        Investment Purposes. By accepting this Award Agreement, you represent and warrant that any Shares issued to you will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

15.        Not a Contract of Employment.  By accepting this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you agree never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgments and agreements.

16.        Nature of Grant.  In accepting the Award, you acknowledge, understand and agree that:

(a)       the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)       all decisions with respect to future Award grants, if any, will be at the sole discretion of the Company;

(c)       your participation in the Plan is voluntary;

(d)       the Award and the Shares subject to the Award, and the income and value of the same, are not intended to replace any pension rights or compensation;

(e)       the Award and the Shares subject to the Award, and the income and value of the same, are extraordinary items outside the scope of your employment or services contract, if any, and are not part of normal or expected compensation of any kind

Exhibit 10.5

for services of any kind rendered to the Company or any Affiliate or for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)        the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(g)       unless otherwise agreed with the Company, the Award and the Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of the Company or any Affiliate; and

(h)       you acknowledge and agree that neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

17.        No Advice Regarding Grant.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.  You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

18.        Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other grant materials by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and any Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, e-mail address, date of birth, passport number, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Personal Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Personal Data will be transferred to E*Trade Securities LLC and/or its affiliates (“E*Trade”) or any other stock plan service provider which is, presently or in the future, assisting the Company with the implementation, administration and management of the Plan.  You understand that these recipients of Personal Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of Personal Data by contacting your local human resources representative.  You authorize the Company, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with

Exhibit 10.5

implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom you may elect to deposit any Shares received upon vesting of the RSUs.  You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to withdraw your consent, your employment status or service with the Company or any Affiliate will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or to administer or maintain RSUs or other equity awards granted to you prior or subsequent to such refusal or withdrawal.  Therefore, you understand that refusal or withdrawal of consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

19.        Long-term Consideration for Award. By accepting this Award Agreement you acknowledge the terms and conditions set forth in Section 24 of the Plan and that such terms are hereby incorporated by reference and made an integral part of this Award Agreement.  An invalidation of all or part of Section 24 of the Plan, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in this Section 19 or Section 24 of the Plan, shall cause this Award to become null, void, and unenforceable.  You further acknowledge and agree that the terms and conditions of this Section 19 and Section 24 of the Plan shall survive both (i) the termination of your Continuous Service for any reason, and (ii) the termination of the Plan, for any reason.  You acknowledge and agree that the grant of RSUs in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section 19 or Section 24 of the Plan or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(a)        declaration that the Award is null and void and of no further force or effect;

(b)        recapture of any cash paid or Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;

(c)        recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.  You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your

Exhibit 10.5

employment with the Company or any of its Affiliates. To the extent that the terms and conditions above are covered by any terms and conditions in your contract of employment, for the avoidance of any doubt, the terms and conditions contained in your contract of employment shall prevail.  No particular consideration is payable for the terms and conditions contained in this Section 19. However, if mandatory legislation is introduced, pursuant to which consideration is a requirement for the validity and/or enforceability of the terms and conditions in this Section 19, you shall receive the minimum compensation provided by law. The Company may waive the terms and conditions contained in this Section 19 in whole or in parts, and you will only be entitled to such mandatory consideration for any period the terms and conditions are invoked.

20.        Language.  If you have received this Award Agreement, or any other document related to the Plan or this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

21.        Electronic Delivery.  You hereby consent to the delivery of information (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) regarding the Company, the Plan, and the Shares via Company web site, email or other means of electronic delivery.

22.       Governing Law / Venue.  The laws of the State of Colorado, to the extent not preempted by United States federal law, without giving effect to the conflict of laws principles thereof, shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Colorado and agree that such litigation shall be conducted only in the courts of Adams or Jefferson County, Colorado, or the United States for the District of Colorado, and no other courts, where this Award is made and/or to be performed.

23.        Appendix.    The Award shall be subject to any special terms and conditions set forth in the Appendix for your country.  Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Appendix constitutes part of this Award Agreement.

24.        Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.        Insider Trading/Market Abuse Laws.  You acknowledge that you may be subject to insider trading and/or market abuse laws in those countries and the United States, which may affect you ability to acquire or sell Shares under the Plan during such times as you are considered to have “inside information” (as defined by the laws in your country and the United States).  The requirements of these laws may or may not be consistent with the terms of any applicable Company insider trading policy.  You acknowledge that it is your responsibility to be informed of and

Exhibit 10.5

compliant with any such laws and such Company policies, and are hereby advised to speak to your personal legal advisor on this matter.

26.        Foreign Asset/Account Reporting Notification.  You understand that your country may have certain exchange control and/or foreign asset/account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside of your country.  You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.  You acknowledge that it is your responsibility to comply with any applicable regulations, and you should speak to your personal advisor on this matter.

27.        Waiver.  You acknowledge that a waiver by the Company of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any prior or subsequent breach by you or any other grantee.

Exhibit 10.5

APPENDIX

DIGITALGLOBE, INC.

2007 Employee Stock Option Plan

Restricted Share Unit Award Agreement for Non-U.S. Grantees

Country-Specific Provisions

Capitalized terms used but not defined herein shall have the meanings set forth in the Plan and/or the Award Agreement.

This Appendix includes special terms and conditions applicable to you and the RSUs granted to you under the Plan if you reside and/or work in one of the countries listed below.

This Appendix also includes information regarding exchange control and certain other issues of which you should be aware with respect to your participation in the Plan.  The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2017.  However, such laws are often complex and change frequently.  As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you vest in the RSUs, acquire Shares (or the cash equivalent) or sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result.  Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfers employment and/or residency to another country after the RSUs are granted or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you.  The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

AUSTRALIA

Notifications

Australian Offer Document.    The grant of the RSUs under the Plan is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000.  Additional details are set forth in the Australian Offer Document attached to this Appendix.

Tax Information.  The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act of 1997 (Cth) (the “Act”) applies (subject to the conditions of the Act).

Exhibit 10.5

BRAZIL

Terms and Conditions

Labor Law Policy and Acknowledgment.  This provision supplements Section 16 of the Award Agreement (Nature of Grant):

By accepting the RSUs, you agree that (i) your are making an investment decision, (ii) the Shares will be issued to your only if the vesting conditions are met and any necessary services are rendered by your over the vesting period and (iii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to you.

Compliance with Law.  By accepting the RSUs, you agree to comply with applicable Brazilian laws and to report and pay applicable Tax-Related Items associated with the vesting of the RSUs or the subsequent sale of the Shares acquired under the Plan.

Notifications

Foreign Asset/Account Reporting Information.  If you are resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000.  Assets and rights that must be reported include Shares acquired under the Plan.

Tax on Financial Transaction (IOF).  Repatriation of funds (e.g., sale proceeds) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions.  It is your responsibility to comply with any applicable Tax on Financial Transactions arising from your participation in the Plan.  You should consult with your personal tax advisor for additional details.

CANADA

Terms and Conditions

Form of Payment.  Notwithstanding any discretion contained in the Plan, the grant of RSUs does not provide any right for you to receive a cash payment and the Award is payable in Shares only.

The following provisions will apply to you, if you are a resident of Quebec:

Language Consent.  The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Exhibit 10.5

Data Privacy.  This provision supplements the Data Privacy Section of the Award Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  You further authorize the Company and any Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors.  You further authorize the Company and any Affiliate to record such information and to keep such information in your file.

Notifications

Securities Law Notice.  You will not be permitted to sell or otherwise dispose of the Shares acquired under the Plan within Canada.  You will only be permitted to sell or dispose of any Shares acquired under the Plan if such sale or disposal is made through the designated broker appointed under the Plan and takes place outside of Canada through the facilities on which such Shares are traded.  The Shares are currently traded on the New York Stock Exchange.

Foreign Account / Assets Reporting Information. Foreign property, including RSUs, Shares acquired under the Plan and other rights to receive shares (e.g., stock options) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year.  Thus, such RSUs must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because other foreign property is held by you.  When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares.  The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if you own other shares of the same company, this ACB may have to be averaged with the ACB of the other shares.  You should consult with your personal tax advisor to determine your reporting requirements.

CHINA

Terms and Conditions

Settlement in Cash.  Notwithstanding any provision in the Award Agreement to the contrary, if the Company determines that you are subject to certain restrictions established by the State Administration of Foreign Exchange ("SAFE") with respect to registration of a share-based program, you will not be entitled to receive Shares in connection with the settlement of your vested RSUs.  Instead, your vested RSUs will be settled in the form of a cash equivalent payment, paid in local currency and delivered to you through local payroll.

INDIA

Terms and Conditions

Form of Settlement.  Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award Agreement, the RSUs are payable in a cash-equivalent amount only.

Notifications

Exchange Control Information.  Due to exchange control restrictions in India, you may be required to repatriate any proceeds acquired under the Plan to India within 90 days of receipt, and proceeds from the receipt of any dividends on Shares within 180 days of receipt or as prescribed under applicable Indian exchange control laws, as

Exhibit 10.5

may be amended from time to time.  Indian residents must obtain a foreign inward remittance certificate (“FIRC”) from the bank where they deposit the funds and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information.  Indian residents are required to declare any foreign bank accounts and assets (including cash or Shares acquired under the Plan) on their annual tax return.  Failing to report these assets/accounts may result in penalties.  You should consult with your personal tax advisor to determine your reporting requirements, if any.

ITALY

Terms and Conditions

The following provision replaces Section 18 of the Award Agreement:

Data Privacy

You understand that your employer (the "Employer"), the Company and any Affiliate may hold certain personal information about you, including, but not limited to, the your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Affiliate, details of the Award, or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor and will process such data for the exclusive purpose of implementing, managing and administering the Plan ("Data") and in compliance with applicable laws and regulations.

You also understand that providing the Company with Data is mandatory for compliance with local law and necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.  The Controller of personal data processing is DigitalGlobe, Inc. with its address at 1300 W. 120th Ave, Westminster, CO 80234, USA and, pursuant to Legislative Decree no. 196/2003, its local representative for privacy purposes currently is a branch of the Company.  Should the local representative change in the future, the Company will notify you of that change.

You understand that Data will not be publicized, but it may be accessible by the Employer and its internal and external personnel in charge of processing of such Data and by the data processor (the "Processor"), if any.  An updated list of Processors and other transferees of Data is available upon request from the Employer.  Furthermore, Data may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan.  You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company.  You further understand that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the RSUs.  Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan.  You understand that these recipients may be acting as Controllers, Processors or

Exhibit 10.5

persons in charge of processing, as the case may be, in accordance with local law and may be located in or outside the European Economic Area in countries such as in the United States that might not provide the same level of protection as intended under Italian data privacy laws.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of contractual obligations related to the implementation, administration and management of the Plan.  You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.  You should contact the Employer in this regard.

Furthermore, you are aware that Data will not be used for direct marketing purposes.  In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your human resources department.

Plan Document Acknowledgment. You further acknowledge that you have read and specifically and expressly approve the Data Privacy section above as well as the following sections of the Award Agreement: Section 1 ("Specific Terms"); Section 2 ("Termination of Continuous Service"); Section 4 ("Change in Control"); Section 6 ("Restrictions on Transfer"), Section 7 ("Taxes"); Section 16 ("Nature of Grant"); Section 20 ("Language"), Section 22 ("Governing Law / Venue"); Section 24 ("Imposition of Other Requirements") and the "Data Privacy" provision included immediately above.

Notifications

Foreign Asset/Account Reporting Information.  Italian residents who, at any time during the tax year, hold foreign financial assets outside of Italy (e.g., cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due.  These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Tax on Foreign Financial Assets.    A tax on the value of financial assets held outside of Italy by individuals resident in Italy will be due.  The taxable amount will be the fair market value of the financial assets (including Shares) assessed at the end of each calendar year.

Exhibit 10.5

JAPAN

Notifications

Foreign Asset/Account Reporting Information.  You will be required to report details of any assets held outside of Japan as of December 31st (including any Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50,000,000.  Such report will be due by March 15th each year.  You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of your outstanding RSUs, as well as Shares, in the report.

LUXEMBOURG

There are no country specific provisions.

MEXICO

Terms and Conditions

Acknowledgment of the Award Agreement.   By participating in the Plan, you acknowledge that you have received a copy of the Plan, have reviewed the Plan in its entirety and fully understand and accept all provisions of the Plan.  You further acknowledge that you have read and expressly approve the terms and conditions set forth in the Sections 15 and 16  of the Award Agreement, in which the following is clearly described and established: (i) your participation in the Plan does not constitute an acquired right; (ii) the Plan and your participation in the Plan are offered by the Company on a wholly discretionary basis; (iii) your participation in the Plan is voluntary; and (iv) the Company and its Affiliates are not responsible for any decrease in the value of the underlying Shares.

Labor Law Policy and Acknowledgment.  By participating in the Plan, you expressly recognize that DigitalGlobe, Inc., with offices at 1300 W. 120th Ave, Westminster, CO 80234, USA, is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of Shares does not constitute an employment relationship between you and DigitalGlobe, Inc. since you are participating in the Plan on a wholly commercial basis.  Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and the Affiliate that is your employer (the "Employer") and do not form part of the employment conditions and/or benefits provided by the Employer and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is a result of a unilateral and discretionary decision of DigitalGlobe, Inc.;  therefore, DigitalGlobe, Inc. reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against DigitalGlobe, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to DigitalGlobe, Inc., its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Exhibit 10.5

Términos y Condiciones

Reconocimiento del Contrato.  Mediante su participación en el Plan, el Participante reconoce haber recibido una copia del Plan, haber revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan.  El Participante asimismo reconoce haber leído y aprueba expresamente los términos y condiciones señalados en el Reconocimiento de Naturaleza del Plan y en el párrafo de Otorgamiento del Contrato, en el que claramente se describe y establece lo siguiente: (i) la participación del Participante en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación del Participante en el Plan son ofrecidos por la Sociedad sobre una base completamente discrecional; (iii) la participación del Participante en el Plan es voluntaria; y (iv) la Sociedad y sus Entidades Relacionadas no son responsables de ninguna disminución en el valor de las Acciones subyacentes.

Política de Legislación Laboral y Reconocimiento.  Mediante su participación en el Plan, el Participante reconoce expresamente que DigitalGlobe, Inc., con oficinas en 1300 W. 120th Ave, Westminster, CO 80234, Estados Unidos de América, es la única responsable de la administración del Plan, y que la participación del Participante en el Plan, así como la adquisición de Acciones Ordinarias no constituye una relación laboral entre el Participante y DigitalGlobe, Inc., debido a que el Participante participa en el plan sobre una base completamente mercantil.  Con base en lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que el Participante pudiera obtener de su participación en el Plan, no crean derecho alguno entre el Participante y el Patrón, y no forman parte de las condiciones y/o prestaciones laborales que  el Patrón ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de la relación laboral del Participante.

El Participante asimismo entiende que su participación en el Plan, es el resultado de una decisión unilateral y discrecional de DigitalGlobe, Inc.; por lo tanto, DigitalGlobe, Inc., se reserva el derecho absoluto de modificar y/o suspender la participación del Participante en cualquier momento, sin que el Participante incurra en responsabilidad alguna.

Finalmente, el Participante en este acto declara que no se reserva acción o derecho alguno para que el Participante interponga reclamación alguna en contra de DigitalGlobe, Inc., por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, el Participante en este acto libera total y ampliamente de toda responsabilidad a DigitalGlobe, Inc., a sus Entidades Relacionadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.

MOROCCO

Terms and Conditions

Exchange Control Information.  Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award Agreement, the RSUs are payable in a cash-equivalent amount only.  You are required immediately to repatriate to Morocco any proceeds which may be paid to you at vesting and settlement of the Award.  You agree to maintain records proving

Exhibit 10.5

repatriation of any funds received in connection with RSUs and to provide copies of these records upon request from the Company, your Employer or the Office des Changes.

THE NETHERLANDS

There are no country specific provisions.

SINGAPORE

Notifications

Securities Law Information.   The Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made with a view to the underlying Shares being subsequently offered for sale to any other party.  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  You should note that the Award is subject to section 257 of the SFA and you will not be able to make any subsequent sale in Singapore of the Shares acquired through the vesting of the RSUs or any offer of such sale in Singapore unless such sale or offer is made: (1) after six (6) months from the Award Date; or (2) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Obligation.  If you are the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a Singapore Affiliate of the Company, you are subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singaporean Subsidiary in writing when you receive an interest (e.g., RSUs, Shares) in the Company or any related companies.  In addition, you must notify the Singapore Subsidiary when you sells Shares of the Company or any related company (including when you sell Shares acquired through the vesting of your RSUs).  These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company or any related company.  In addition, a notification must be made of your interests in the Company or any related company within two (2) business days of becoming the CEO or a director.

SPAIN

Terms and Conditions

Nature of Grant.  This provision supplements Sections 15 and 16 of the Award Agreement:

By accepting the Award, you consent to participation in the Plan and have received a copy of the Plan and the Award Agreement.

You understand that the Company has unilaterally, gratuitously and discretionally decided to grant the Award under the Plan to individuals who may be employed by the Company or its Affiliates throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that the grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis other than as set forth in the applicable Award Agreement.  Consequently, you understand that the Award is granted on the assumption and condition that the Award and any Shares subject to the vesting of the RSUs shall not become a part of any

Exhibit 10.5

employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.

Additionally, you understand that the vesting of the RSUs is expressly conditioned on your continued and active rendering of Continuous Service to the Company or the Affiliate, as applicable, such that if your employment terminates for any reason, unless otherwise provided in the Award Agreement, the RSUs will cease vesting immediately effective as of the date of cessation of active Continuous Service by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause (i.e., subject to a "despido improcedente"), disciplinary dismissal without cause, material modification of the terms of employment under Article 41 of the Workers' Statute, relocation under Article 40 of the Workers' Statute, Article 50 of the Workers' Statute, relocation under Article 40 of the Workers' Statute, Article 50 of the Workers' Statute, unilateral withdrawal by the employer and under Article 10.3 of the Royal Decree 1382/1985.

Notifications

Exchange Control Information. The acquisition, ownership and sale of Shares under the Plan must be declared to the Spanish Dirección General de Comercio e Inversiones (the "DGCI"), which is a department of the Ministry of Economy and Competitiveness.  You must also declare ownership of any Shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the Shares are owned.  In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.

You are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to you by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Foreign Asset/Account Reporting Information. If you hold rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, you are required to report certain information regarding such rights and assets on tax form 720.  After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000.  The reporting must be completed by the following March 31.

Securities Law Information.  The Award and the Shares subject to the Award do not qualify as securities under Spanish regulations. No "offer of securities to the public," as defined under Spanish law, has taken place or will take place in the Spanish territory. Neither the Plan nor the Award Agreement have been or will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), nor do they constitute a public offering prospectus.

Exhibit 10.5

UNITED ARAB EMIRATES

Notifications

Securities Law Information.  Participation in the Plan is being offered only to eligible employees and is in the nature of providing equity incentives to employees in the United Arab Emirates.  The Plan and the Award Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person.  Prospective acquirers of the securities offered should conduct their own due diligence on the securities.  The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan.  Neither the Ministry of Economy nor the Dubai Department of Economic Development: (i) have approved the Plan or the Award Agreement; (ii) have taken steps to verify the information set out therein; and (iii) have any responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Tax and National Insurance Contributions Acknowledgement.  The following provision supplements Section 7 of the Award Agreement:

Without limitation to Section 7 of the Award Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Affiliate that employs you (the “Employer”) or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority).  You also agree to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply.  In the event that you are a director or executive officer and income tax due is not collected from or paid by you by within ninety (90) days of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable.  You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from you at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the Employer, by withholding in Shares issued upon vesting and settlement of the RSUs or from the cash proceeds from the sale of Shares, or by demanding cash or a cheque from you.